Exhibit 99.1

Mercantile Bank Corporation Reports Strong Third Quarter 2016 Results

Earnings per share growth and solid level of commercial term loan originations highlight quarter

GRAND RAPIDS, Mich., October 18, 2016 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $7.8 million, or $0.48 per diluted share, for the third quarter of 2016, compared with net income of $7.3 million, or $0.45 per diluted share, for the respective prior-year period. Net income during the first nine months of 2016 totaled $23.8 million, or $1.46 per diluted share, compared to $20.5 million, or $1.23 per diluted share, during the first nine months of 2015.

The third quarter was highlighted by:

●	Robust earnings performance and strong capital position
●	Solid net interest margin
●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	New commercial term loan originations of approximately $131 million
●	Sustained strength in commercial loan pipeline

“We are pleased to report another quarter of strong operating results, continuing the momentum generated during the first half of 2016,” said Michael Price, Chairman, President and Chief Executive Officer of Mercantile. “Our sound balance sheet and robust earnings performance have allowed us to take advantage of growth opportunities in our markets and have positioned us to meet future growth goals as well. We are confident our year-to-date performance trends will continue through the fourth quarter, setting us up for a strong finish to 2016.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $31.7 million during the third quarter of 2016, up $1.8 million or 6.1 percent from the prior-year third quarter. Net interest income during the third quarter of 2016 was $26.5 million, up $0.8 million or 3.2 percent from the third quarter of 2015, primarily reflecting an increase in earning assets.

The net interest margin was 3.76 percent in the third quarter of 2016, down from 3.87 percent in the prior-year third quarter mainly due to a decreased yield on loans, reflecting the ongoing low interest rate environment and competitive industry pressures. The negative impact of the lower loan yield was partially offset by an increased yield on securities, resulting mainly from a significant level of accelerated discount accretion on called U.S. Government agency bonds, which was recorded as interest income. The accelerated discount accretion totaled $0.4 million during the third quarter of 2016 and $2.2 million during the first nine months of 2016, positively impacting the net interest margin by six basis points and ten basis points in the respective periods. No accelerated discount accretion was recorded during the third quarter of 2015, and only a nominal level was recorded during the first nine months of 2015.

The net interest margin has been relatively stable over the past nine quarters, ranging from 3.76 percent to 4.01 percent. Mercantile’s yield on loans has generally declined during this time period, consistent with the industry and primarily due to the ongoing low interest rate environment and competitive industry pressures. In Mercantile’s case, however, the negative impact of the lower loan yield has been largely offset by assets shifting out of the lower-yielding securities portfolio and into the higher-yielding loan portfolio.

Net interest income and the net interest margin during the third quarter of 2016 and the prior-year third quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. An increase in interest income on loans totaling $1.0 million and an increase in interest expense on subordinated debentures totaling $0.2 million were recorded during the third quarter of 2016. An increase in interest income on loans totaling $1.4 million and a decrease in interest expense on deposits totaling $0.2 million were recorded during the third quarter of 2015. In addition, an increase in interest expense on subordinated debentures totaling $0.2 million was recorded during the same time period. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances ended in July and June of 2015, respectively. The resulting increase in interest expense negatively impacted the net interest margin by approximately eight to ten basis points after July 31, 2015.

Mercantile recorded a $0.6 million provision for loan losses during the third quarter of 2016 compared to a negative $0.5 million provision during the respective 2015 period. The provision expense recorded during the third quarter of 2016 primarily reflects ongoing loan growth, while the negative provision recorded during the prior-year third quarter resulted from multiple factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades.

Noninterest income during the third quarter of 2016 was $5.3 million, up $1.0 million or 23.5 percent from the $4.3 million in noninterest income recorded during the third quarter of 2015. The increase in noninterest income mainly resulted from higher levels of service charges on accounts, in large part reflecting an ongoing project to ensure all depositors are in a product that best meets their needs and is priced appropriately as well as increased cash management fee income, and mortgage banking income, primarily reflecting the positive impact of recently-implemented strategic initiatives, including the hiring of additional loan originators, introduction of new and enhanced products, loan programs, and increased marketing efforts.

Noninterest expense totaled $19.7 million during both the third quarter of 2016 and the respective 2015 quarter. Salary and benefit costs totaled $11.2 million during the current-year third quarter, up $0.4 million or 3.9 percent from the prior-year third quarter primarily due to increased health insurance and stock-based compensation expenses. Nonperforming asset costs during the third quarter of 2016 were $0.2 million lower than the amount expensed during the respective 2015 period.

Mr. Price continued: “Our net interest margin remains strong and relatively stable, reflecting our focus on loan pricing discipline and sound asset quality, and our balance sheet structure continues to position our net interest income to benefit from any further interest rate hikes initiated by the Federal Open Market Committee. We are pleased that recently implemented strategic initiatives, including the cost efficiency program, deposit account service charge review project, and revamping of mortgage banking activities, have positively impacted 2016 operating results in line with our expectations.”

Balance Sheet

As of September 30, 2016, total assets were $3.06 billion, up $160 million or 5.5 percent from December 31, 2015; total loans increased $129 million, or 5.6 percent, to $2.41 billion over the same time period, representing an annualized growth rate of approximately 8 percent. During the twelve months ended September 30, 2016, total loans were up $189 million or about 9 percent. Approximately $131 million in commercial term loans to new and existing borrowers were originated during the third quarter of 2016, as ongoing sales and relationship building efforts resulted in increased lending opportunities. As of September 30, 2016, unfunded commitments on commercial construction and development loans totaled approximately $113 million, which are expected to be largely funded over the next twelve months.

Robert B. Kaminski, Jr., Executive Vice President and Chief Operating Officer of Mercantile, noted: “As expected, new commercial term loan originations remained strong during the third quarter of 2016, and based on our current loan pipeline, we are confident that the fourth quarter will reflect solid loan growth. Although competitive pressures in our markets remain, our lending staff and other sales teams have emphasized our relationship -focused approach to banking and continued to develop new customer relationships. While we remain pleased with the level of commercial term loan originations, we are also pleased to report increased mortgage banking activity during the quarter stemming from recently implemented strategic initiatives concentrated on increasing our market presence.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing about 56 percent of total loans as of September 30, 2016.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled approximately 31 percent and 18 percent of total loans, respectively, as of September 30, 2016.  Commercial and industrial loans represented approximately 31 percent of total loans as of September 30, 2016.

As of September 30, 2016, total deposits were $2.33 billion, up $54.1 million from December 31, 2015, and $75.3 million from September 30, 2015. Local deposits were up $84.0 million since year-end 2015 and $106 million over the past twelve months; growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $269 million, or approximately 10 percent of total funds, as of September 30, 2016, compared to $189 million, or approximately 8 percent of total funds, as of December 31, 2015, and $190 million, or approximately 8 percent of total funds, as of September 30, 2015.

Asset Quality

Nonperforming assets at September 30, 2016 were $5.5 million, compared to $6.0 million as of June 30, 2016, and $6.7 million as of December 31, 2015; at each period-end, nonperforming assets represented 0.2% of total assets. The level of past due loans remains nominal, and the number and aggregate dollar amount of loan relationships on the internal watch list continue to decline. Net loan charge-offs were $0.2 million during the third quarter of 2016 and $0.3 million in the linked quarter, compared to net loan recoveries of $0.1 million in the prior-year third quarter.

Capital Position

Shareholders’ equity totaled $349 million as of September 30, 2016, an increase of $15.7 million from year-end 2015. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.1 percent as of September 30, 2016, compared to 13.5 percent at December 31, 2015. At September 30, 2016, the Bank had approximately $84 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,296,658 total shares outstanding at September 30, 2016.

As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 168,000 shares for $3.7 million, or a weighted average all-in cost per share of $22.23, during the first nine months of 2016; since the program’s inception, Mercantile has repurchased approximately 956,000 shares, or nearly 6 percent of total shares outstanding at year-end 2014, for $19.5 million, or a weighted average all-in cost per share of $20.38. No shares were repurchased during the third quarter of 2016. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million earlier this year.

Although Mercantile has experienced solid loan growth, paid regular quarterly cash dividends equating to about 33 percent of net income, and repurchased approximately 956,000 shares for $19.5 million as part of the previously mentioned common stock repurchase program, it continues to operate with a significant level of excess regulatory capital, negatively impacting return on average equity. Therefore, in addition to declaring a regular fourth quarter cash dividend of $0.17 per common share, Mercantile’s Board of Directors also authorized the payment of a special cash dividend of $0.50 per common share. Both the fourth quarter cash dividend and the special cash dividend are payable on December 21, 2016 to shareholders of record as of December 9, 2016. Mercantile will rely on a cash dividend from the Bank to fund the special dividend. Assuming the Bank paid the dividend to Mercantile on September 30, 2016, its pro forma total risk-based capital ratio as of that date was 12.8 percent compared to its actual ratio of 13.1 percent, and its total capital in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution was approximately $76 million compared to the actual excess amount of $84 million.

Mr. Price concluded: “We are pleased to increase shareholder value through the payment of regular quarterly cash dividends resulting in competitive yields and to add the special cash dividend to be paid in the fourth quarter of 2016. As reflected by loan and deposit growth and revenue enhancement, our ongoing efforts to identify and foster new customer relationships and efficiently deliver an extensive array of products and services have been very successful. We are excited about Mercantile’s future and expect the strong operating results achieved during the first nine months of 2016 to extend through the remainder of the year.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.1 billion and operates 48 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President & CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Third Quarter 2016 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2016	2015	2015
ASSETS
Cash and due from banks	$55,882,000	$42,829,000	$43,743,000
Interest-earning deposits	85,848,000	46,463,000	49,952,000
Federal funds sold	0	599,000	10,154,000
Total cash and cash equivalents	141,730,000	89,891,000	103,849,000

Securities available for sale	325,443,000	346,992,000	367,173,000
Federal Home Loan Bank stock	8,026,000	7,567,000	7,567,000

Loans	2,406,377,000	2,277,727,000	2,217,388,000
Allowance for loan losses	(17,526,000)	(15,681,000)	(16,119,000)
Loans, net	2,388,851,000	2,262,046,000	2,201,269,000

Premises and equipment, net	45,212,000	46,862,000	47,509,000
Bank owned life insurance	66,876,000	58,971,000	58,680,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	10,592,000	12,631,000	13,346,000
Other assets	27,761,000	29,123,000	32,511,000

Total assets	$3,063,964,000	$2,903,556,000	$2,881,377,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$731,663,000	$674,568,000	$619,125,000
Interest-bearing	1,597,774,000	1,600,814,000	1,635,004,000
Total deposits	2,329,437,000	2,275,382,000	2,254,129,000

Securities sold under agreements to repurchase	146,843,000	154,771,000	158,149,000
Federal Home Loan Bank advances	178,000,000	68,000,000	68,000,000
Subordinated debentures	44,665,000	55,154,000	54,983,000
Accrued interest and other liabilities	15,548,000	16,445,000	17,296,000
Total liabilities	2,714,493,000	2,569,752,000	2,552,557,000

SHAREHOLDERS' EQUITY
Common stock	304,027,000	304,819,000	304,378,000
Retained earnings	43,655,000	27,722,000	23,673,000
Accumulated other comprehensive income	1,789,000	1,263,000	769,000
Total shareholders' equity	349,471,000	333,804,000	328,820,000

Total liabilities and shareholders' equity	$3,063,964,000	$2,903,556,000	$2,881,377,000

Mercantile Bank Corporation

Third Quarter 2016 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
INTEREST INCOME
Loans, including fees	$27,553,000	$26,565,000	$81,219,000	$77,463,000
Investment securities	2,033,000	1,894,000	7,283,000	6,128,000
Other interest-earning assets	120,000	42,000	240,000	161,000
Total interest income	29,706,000	28,501,000	88,742,000	83,752,000

INTEREST EXPENSE
Deposits	1,924,000	1,969,000	5,608,000	5,642,000
Short-term borrowings	62,000	39,000	154,000	116,000
Federal Home Loan Bank advances	670,000	203,000	1,595,000	506,000
Other borrowed money	600,000	665,000	1,952,000	1,973,000
Total interest expense	3,256,000	2,876,000	9,309,000	8,237,000

Net interest income	26,450,000	25,625,000	79,433,000	75,515,000

Provision for loan losses	600,000	(500,000)	2,300,000	(1,500,000)

Net interest income after provision for loan losses	25,850,000	26,125,000	77,133,000	77,015,000

NONINTEREST INCOME
Service charges on accounts	1,140,000	862,000	3,178,000	2,444,000
Credit and debit card income	1,090,000	1,005,000	3,185,000	3,296,000
Mortgage banking income	1,236,000	1,073,000	2,578,000	2,784,000
Earnings on bank owned life insurance	349,000	272,000	933,000	820,000
Other income	1,469,000	1,065,000	6,560,000	2,648,000
Total noninterest income	5,284,000	4,277,000	16,434,000	11,992,000

NONINTEREST EXPENSE
Salaries and benefits	11,162,000	10,745,000	32,959,000	31,903,000
Occupancy	1,515,000	1,526,000	4,600,000	4,578,000
Furniture and equipment	531,000	569,000	1,579,000	1,788,000
Data processing costs	1,987,000	1,958,000	5,949,000	5,599,000
FDIC insurance costs	351,000	355,000	1,108,000	1,315,000
Other expense	4,117,000	4,540,000	12,530,000	14,101,000
Total noninterest expense	19,663,000	19,693,000	58,725,000	59,284,000

Income before federal income tax expense	11,471,000	10,709,000	34,842,000	29,723,000

Federal income tax expense	3,626,000	3,373,000	11,014,000	9,183,000

Net Income	$7,845,000	$7,336,000	$23,828,000	$20,540,000

Basic earnings per share	$0.48	$0.45	$1.46	$1.23
Diluted earnings per share	$0.48	$0.45	$1.46	$1.23

Average basic shares outstanding	16,282,804	16,425,933	16,271,848	16,708,444
Average diluted shares outstanding	16,307,350	16,461,794	16,294,093	16,743,625

Mercantile Bank Corporation

Third Quarter 2016 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2016	2016	2016	2015	2015
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2016	2015
EARNINGS
Net interest income	$26,450	27,100	25,882	25,659	25,625	79,433	75,515
Provision for loan losses	$600	1,100	600	500	(500)	2,300	(1,500)
Noninterest income	$5,284	4,064	7,086	4,046	4,277	16,434	11,992
Noninterest expense	$19,663	19,193	19,868	20,097	19,693	58,725	59,284
Net income before federal income tax expense	$11,471	10,871	12,500	9,108	10,709	34,842	29,723
Net income	$7,845	7,434	8,549	6,480	7,336	23,828	20,540
Basic earnings per share	$0.48	0.46	0.52	0.40	0.45	1.46	1.23
Diluted earnings per share	$0.48	0.46	0.52	0.40	0.45	1.46	1.23
Average basic shares outstanding	16,282,804	16,240,966	16,291,654	16,314,953	16,425,933	16,271,848	16,708,444
Average diluted shares outstanding	16,307,350	16,268,839	16,325,475	16,352,187	16,461,794	16,294,093	16,743,625

PERFORMANCE RATIOS
Return on average assets	1.02%	1.01%	1.19%	0.88%	1.01%	1.07%	0.96%
Return on average equity	9.00%	8.79%	10.18%	7.79%	8.86%	9.32%	8.33%
Net interest margin (fully tax-equivalent)	3.76%	4.01%	3.92%	3.81%	3.87%	3.89%	3.84%
Efficiency ratio	61.96%	61.59%	60.26%	67.66%	65.86%	61.26%	67.75%
Full-time equivalent employees	612	633	612	639	640	612	640

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.57%	4.60%	4.72%	4.71%	4.79%	4.63%	4.80%
Yield on securities	2.71%	3.99%	2.52%	2.21%	2.16%	3.07%	2.16%
Yield on other interest-earning assets	0.51%	0.51%	0.54%	0.25%	0.25%	0.52%	0.25%
Yield on total earning assets	4.22%	4.45%	4.37%	4.25%	4.30%	4.34%	4.26%
Yield on total assets	3.90%	4.12%	4.03%	3.91%	3.95%	4.02%	3.92%
Cost of deposits	0.33%	0.32%	0.33%	0.34%	0.34%	0.33%	0.33%
Cost of borrowed funds	1.41%	1.42%	1.53%	1.39%	1.37%	1.45%	1.36%
Cost of interest-bearing liabilities	0.66%	0.64%	0.64%	0.61%	0.60%	0.65%	0.57%
Cost of funds (total earning assets)	0.46%	0.44%	0.45%	0.44%	0.43%	0.45%	0.42%
Cost of funds (total assets)	0.42%	0.41%	0.42%	0.40%	0.40%	0.42%	0.38%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,002	935	1,316	1,074	1,354	3,253	4,264
Time deposits - reduce interest expense	$0	0	0	0	196	0	1,371
FHLB advances - reduce interest expense	$0	0	0	0	0	0	22
Trust preferred - increase interest expense	$171	171	171	171	171	513	513
Core deposit intangible - increase overhead	$636	688	715	715	715	2,039	2,277

CAPITAL
Tangible equity to tangible assets	9.63%	9.66%	9.68%	9.56%	9.44%	9.63%	9.44%
Tier 1 leverage capital ratio	11.28%	11.41%	11.43%	11.56%	11.52%	11.28%	11.52%
Common equity risk-based capital ratio	10.83%	10.73%	10.86%	10.89%	10.95%	10.83%	10.95%
Tier 1 risk-based capital ratio	12.40%	12.31%	12.49%	12.83%	12.94%	12.40%	12.94%
Total risk-based capital ratio	13.05%	12.95%	13.12%	13.45%	13.58%	13.05%	13.58%
Tier 1 capital	$337,054	330,710	324,296	329,858	324,911	337,054	324,911
Tier 1 plus tier 2 capital	$354,580	347,819	340,557	345,539	341,029	354,580	341,029
Total risk-weighted assets	$2,718,012	2,685,823	2,596,517	2,570,015	2,511,174	2,718,012	2,511,174
Book value per common share	$21.44	21.18	20.86	20.41	20.20	21.44	20.20
Tangible book value per common share	$17.76	17.45	17.07	16.61	16.34	17.76	16.34
Cash dividend per common share	$0.17	0.16	0.16	0.15	0.15	0.49	0.43

ASSET QUALITY
Gross loan charge-offs	$363	397	475	1,266	182	1,235	5,013
Recoveries	$179	145	456	328	239	780	2,591
Net loan charge-offs (recoveries)	$184	252	19	938	(57)	455	2,422
Net loan charge-offs to average loans	0.03%	0.04%	< 0.01%	0.17%	(0.01% )	0.03%	0.15%
Allowance for loan losses	$17,526	17,110	16,262	15,681	16,119	17,526	16,119
Allowance to originated loans	0.93%	0.94%	0.94%	0.94%	1.04%	0.93%	1.04%
Nonperforming loans	$4,669	5,168	4,842	5,444	8,214	4,669	8,214
Other real estate/repossessed assets	$790	815	1,478	1,293	2,272	790	2,272
Nonperforming loans to total loans	0.19%	0.22%	0.21%	0.24%	0.37%	0.19%	0.37%
Nonperforming assets to total assets	0.18%	0.20%	0.22%	0.23%	0.36%	0.18%	0.36%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$23	42	30	23	378	23	378
Construction	$0	319	0	0	0	0	0
Owner occupied / rental	$2,945	2,893	2,955	3,515	3,714	2,945	3,714
Commercial real estate:
Land development	$110	125	140	155	170	110	170
Construction	$0	0	0	0	0	0	0
Owner occupied	$1,597	2,263	2,877	2,743	2,741	1,597	2,741
Non-owner occuiped	$691	134	151	191	3,193	691	3,193
Non-real estate:
Commercial assets	$65	165	137	69	271	65	271
Consumer assets	$28	42	30	41	19	28	19
Total nonperforming assets	5,459	5,983	6,320	6,737	10,486	5,459	10,486

NONPERFORMING ASSETS - RECON
Beginning balance	$5,983	6,320	6,737	10,486	10,136	6,737	31,429
Additions - originated loans	$1,172	1,096	1,123	927	1,161	3,391	4,717
Merger-related activity	$0	0	0	656	163	0	434
Return to performing status	$0	0	0	(48)	0	0	(5)
Principal payments	$(1,509)	(495)	(774)	(3,457)	(567)	(2,778)	(20,184)
Sale proceeds	$(76)	(642)	(402)	(1,300)	(319)	(1,120)	(1,077)
Loan charge-offs	$(101)	(261)	(356)	(172)	(65)	(718)	(4,672)
Valuation write-downs	$(10)	(35)	(8)	(355)	(23)	(53)	(156)
Ending balance	$5,459	5,983	6,320	6,737	10,486	5,459	10,486

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$750,330	750,136	714,612	696,303	643,118	750,330	643,118
Land development & construction	$37,455	40,529	39,630	45,120	47,734	37,455	47,734
Owner occupied comm'l R/E	$440,705	438,798	441,662	445,919	427,016	440,705	427,016
Non-owner occupied comm'l R/E	$741,443	716,930	666,013	644,351	636,227	741,443	636,227
Multi-family & residential rental	$118,103	113,361	112,533	115,003	123,525	118,103	123,525
Total commercial	$2,088,036	2,059,754	1,974,450	1,946,696	1,877,620	2,088,036	1,877,620
Retail:
1-4 family mortgages	$190,715	189,119	185,535	190,385	193,003	190,715	146,765
Home equity & other consumer	$127,626	131,067	135,683	140,646	146,765	127,626	193,003
Total retail	$318,341	320,186	321,218	331,031	339,768	318,341	339,768
Total loans	$2,406,377	2,379,940	2,295,668	2,277,727	2,217,388	2,406,377	2,217,388

END OF PERIOD BALANCES
Loans	$2,406,377	2,379,940	2,295,668	2,277,727	2,217,388	2,406,377	2,217,388
Securities	$333,469	331,478	351,372	354,559	374,740	333,469	374,740
Other interest-earning assets	$85,848	46,896	62,814	47,062	60,106	85,848	60,106
Total earning assets (before allowance)	$2,825,694	2,758,314	2,709,854	2,679,348	2,652,234	2,825,694	2,652,234
Total assets	$3,063,964	2,999,936	2,926,056	2,903,556	2,881,377	3,063,964	2,881,377
Noninterest-bearing deposits	$731,663	733,573	678,100	674,568	619,125	731,663	619,125
Interest-bearing deposits	$1,597,774	1,546,145	1,587,022	1,600,814	1,635,004	1,597,774	1,635,004
Total deposits	$2,329,437	2,279,718	2,265,122	2,275,382	2,254,129	2,329,437	2,254,129
Total borrowed funds	$372,917	362,665	308,148	281,830	284,919	372,917	284,919
Total interest-bearing liabilities	$1,970,691	1,908,810	1,895,170	1,882,644	1,919,923	1,970,691	1,919,923
Shareholders' equity	$349,471	344,577	338,553	333,804	328,820	349,471	328,820

AVERAGE BALANCES
Loans	$2,391,620	2,342,333	2,273,960	2,243,856	2,201,124	2,336,174	2,156,175
Securities	$328,993	340,866	354,499	362,390	378,286	341,407	407,431
Other interest-earning assets	$91,590	49,365	42,008	75,111	64,027	61,100	80,248
Total earning assets (before allowance)	$2,812,203	2,732,564	2,670,467	2,681,357	2,643,437	2,738,681	2,643,854
Total assets	$3,040,324	2,952,184	2,892,229	2,909,210	2,876,671	2,961,866	2,872,157
Noninterest-bearing deposits	$733,600	702,293	652,338	656,475	620,189	696,214	589,993
Interest-bearing deposits	$1,572,424	1,548,509	1,588,930	1,631,218	1,653,441	1,569,963	1,685,930
Total deposits	$2,306,024	2,250,802	2,241,268	2,287,693	2,273,630	2,266,177	2,275,923
Total borrowed funds	$373,973	347,191	299,956	276,585	263,264	340,496	255,602
Total interest-bearing liabilities	$1,946,397	1,895,700	1,888,886	1,907,803	1,916,705	1,910,459	1,941,532
Shareholders' equity	$345,944	339,357	336,870	330,032	328,332	340,742	329,704